UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   ALBANESE, JOHNE F
   BASSETT FURNITURE INDUSTRIES INC
   P O BOX 626
   BASSETT, VA  24055
   USA
2. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNITURE INDUSTRIES INC
   BSET
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   JANUARY 12, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT
7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |11-07-|A*  |3694              |A  |           |3694               |D     |                           |
                             |97    |    |                  |   |           |                   |      |                           |
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*RESTRICTION ON SALE--LIFTED |      |    |                  |   |           |                   |      |                           |
AFTER 5 YEARS CONTINUOUS SERV|      |    |                  |   |           |                   |      |                           |
ICE                          |      |    |                  |   |           |                   |      |                           |
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(EARLIER UPON DEATH OR RETIRE|      |    |                  |   |           |                   |      |                           |
MENT)                        |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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*OPTION (RIGHT TO BUY)  |37.40   |     |    |           |   |7-26-|1-25-|COMMON      |313    |       |313         |D  |            |
                        |        |     |    |           |   |93   |2003 |            |       |       |            |   |            |
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**OPTION (RIGHT TO BUY) |26.25   |     |    |           |   |11-07|5-04-|COMMON      |500    |       |500         |D  |            |
                        |        |     |    |           |   |-94  |2004 |            |       |       |            |   |            |
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Explanation of Responses:
*GRANTED UNDER THE 1982 STOCK OPTION PLAN WHICH IS A RULE 16b-3
PLAN.
**GRANTED UNDER THE 1993 LONG TERM INCENTIVE PLAN WHICH IS A RULE 16b-3 PLAN. SIGNATURE OF REPORTING PERSON
JOHNE ALBANESE
DATE
1-12-98